Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-55020, No.333-134477, No. 333-143319, No. 333-161054, No. 333-82874, No. 333-116912, No. 333-125586, and No. 333-168548) pertaining to the Employees’ Savings Plan of Align Technology, Inc. of our report dated March 28, 2011 (except Notes 1c and 1d, as to which the date is July 14, 2011), with respect to the consolidated financial statements of Cadent Holdings Inc. included in this Current Report on Form 8-K/A of Align Technology, Inc. dated July 15, 2011.

/s/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel-Aviv, Israel

July14, 2011